Exhibit 99.1

Thor Reports a Profit and Positive Net Cash from Operations for the Third Quarter of Fiscal 2020

Company Shares Optimistic Outlook for the Remainder of Calendar 2020

- Net sales for the third quarter were $1.68 billion. Third-quarter results include $1.04 billion in North American RV sales and $615.3 million in European RV net sales.

- Gross profit margin for the third quarter was 12.2%.

- Net income attributable to Thor for the third quarter was $24.1 million.

- Net cash from operations for the year-to-date period was $237.3 million.

- Diluted earnings per share were $0.43.

- The Company continued to make progress paying down its acquisition-related debt during the quarter and, life-to-date, has paid approximately $543 million on this debt.

- Outlook improves for the Company's fiscal fourth quarter. Sales and backlog for May, the first month of the Company's fiscal fourth quarter, improved on a weekly basis as dealers began to reopen their dealerships and consumer demand increased.

ELKHART, Ind., June 8, 2020 /PRNewswire/ -- Thor Industries, Inc. (NYSE: THO) today announced results for the third quarter of fiscal 2020, which ended April 30, 2020.

"Despite this being one of the most unusual quarters I have ever experienced, I am pleased to report that we were profitable and generated positive net cash from operations. Our financial position has remained strong as a result of numerous management-led actions that were executed quickly in conjunction with our temporary plant shut-downs in mid-March. Our results are the product of both the highly variable cost structure we have created and our ability to quickly align our production and cost structure to meet fast-changing market conditions," said Bob Martin, President and CEO of Thor Industries. "I would like to thank the team members at Thor Industries and all of our subsidiaries for their incredible dedication and commitment to Thor and for their contributions to our results during this highly uncertain period," added Martin.

COVID-19 Impact

COVID-19 and the related governmental mandates implemented to slow its spread in North America and Europe had a significant negative impact on the Company's results of operations for the third quarter of fiscal 2020. Consolidated net sales, gross profit, North American and European wholesale shipments and retail sales were all negatively affected during the quarter.

For nearly half of the quarter, retail consumers were under strict shelter-in-place requirements in most North American and European locations, limiting their ability to buy the Company's products from our independent dealers. The operations of the Company's independent dealers were likewise disrupted as many of them were required to close their showrooms. Due to these dealer closures, sales and shipments of our products were disrupted in the second half of March and April, two of our normally strongest sales and shipment months. Sales and backlog for May, the first month of our fourth fiscal quarter, improved on a weekly basis as dealers began to reopen their dealerships and consumer demand increased.

During the quarter, the Company initiated numerous actions to actively manage both our costs and liquidity in response to the initial extreme uncertainty created by the pandemic. In mid-March, the Company temporarily suspended production at all of its North American RV production facilities and temporarily suspended a substantial portion of its European RV production. Beginning in March and throughout the remainder of the third quarter, the Company furloughed or laid off a number of valuable team members, primarily in our U.S.-based operations, and many employees across the Company saw a reduction in their cash compensation. In addition, the Company also significantly reduced its discretionary spend and curtailed spending on most capital projects. Due to the high degree of uncertainty that existed initially related to the impact or duration of the various governmental shut-downs, and out of an abundance of caution, the Company drew $250 million against its asset-based line of credit in late March to enhance its liquidity position. In late May, the Company repaid this borrowing.

Third-Quarter Financial Results

Third-quarter net sales were $1.68 billion, compared to $2.51 billion the third quarter of fiscal 2019. The third-quarter 2020 net sales figure includes $615.3 million in net sales from the European RV segment, $773.4 million in net sales in the North American Towable RV segment and $264.0 million in net sales in the North American Motorized RV segment.

Consolidated gross profit margin was 12.2% for the third quarter of fiscal 2020, compared to 11.7% in the corresponding period a year ago. The increase in percentage is primarily due to the impact in the prior-year period of the one-time purchase accounting adjustments related to the step-up in the value of acquired inventory of $61.4 million in the European recreational vehicle segment, which decreased the 2019 third quarter gross profit margin, partially offset by the current period decrease in net sales, which increased the manufacturing overhead cost percentage to sales in the current-year period compared to the prior-year period.

Net income attributable to Thor and diluted earnings per share for the third quarter of fiscal 2020 were $24.1 million and $0.43, respectively, compared to net income attributable to Thor and diluted earnings per share of $32.7 million and $0.59, respectively, in the prior-year period.

The Company's effective income tax rate for the third quarter of fiscal 2020 was (7.3)%. The Company expects a worldwide effective tax rate for the entire 2020 fiscal year ranging between 14% and 17%, before consideration of any unknown discrete tax items. The global impact of COVID-19 negatively impacted the Company's income before income taxes, which resulted in certain interest income not subject to income tax comprising a higher percentage of pre-tax income and, consequently, a lower effective income tax rate.

Segment Results

Decreases in year over year financial results for the Company's three reportable segments for the third quarter of fiscal 2020 are primarily attributable to the economic impact of the COVID-19 pandemic, which started in the middle of the current-year period.

North American Towable RVs

  North American Towable RV sales were $773.4 million for the third quarter of fiscal 2020, compared to third-quarter sales of $1.24 billion in the prior-year period.
  North American Towable RV gross profit margin was 14.1% for the third quarter of fiscal 2020, compared to 14.5% in the prior-year period.
  North American Towable RV income before tax was $49.3 million, compared to $103.7 million in the third quarter last year.
  North American Towable RV backlog at April 30, 2020 was $857.9 million, a decrease of approximately $38.2 million, or 4.3%, from the April 30, 2019 level of $896.0 million.

North American Motorized RVs

  North American Motorized RV sales were $264.0 million for the third quarter, compared to $459.2 million in the prior-year period.
  North American Motorized RV gross profit margin was 10.1% for the third quarter of fiscal 2020, compared to 10.3% in the prior-year period.
  North American Motorized RV income before tax for the third quarter was $10.9 million compared to $25.2 million a year ago.
  North American Motorized RV backlog at April 30, 2020 increased approximately $34.2 million, or 6.7%, to $548.0 million compared to $513.7 million a year earlier.

The geographic centrality of the North American RV industry in northern Indiana, where the majority of our facilities and many of our suppliers are located, could exacerbate, directly or indirectly, supply chain, workforce and other COVID-19 related risks, including meeting increased production demands.

European RVs

  European RV sales were $615.3 million for the third quarter of fiscal 2020, compared to $767.5 million in the prior-year period.
  European RV gross profit margin was 10.2% of net sales for the third quarter, compared to 7.0% in the prior-year period. Prior year gross margin included the impact of the inventory step-up which negatively impacted the European RV gross margin by 8.0%.
  European RV loss before tax for the third quarter of fiscal 2020 was $0.2 million, compared to a loss of $30.9 million during the third quarter of fiscal 2019. The primary reason for the reduction in loss before income taxes was the negative impact of $61.4 million in purchase accounting charges included in the prior-year results, partially offset by a reduction in income before income taxes resulting from the decrease in European recreational vehicle sales in the current-year period.
  European RV backlog was $803.5 million as of April 30, 2020, an increase of $116.1 million, or 16.9%, compared to $687.4 million as of April 30, 2019.

In Europe, the Company has recently experienced some supply constraints from its chassis manufacturers as well as certain component parts from its non-chassis raw material vendors. The Company anticipates these constraints could last until the end of the Company's fiscal year 2020. Where possible, to minimize the impact of these supply chain constraints, the Company has identified a second-source supplier base for most component parts.

"Our business was built with the ability to manage through cyclicality, and our management actions, combined with our highly variable cost model, allowed us to remain profitable and generate positive net cash from operations for the third quarter," said Colleen Zuhl, Thor's Senior Vice President and Chief Financial Officer.

"In the third quarter, as we focused on maximizing liquidity, we borrowed $250 million from our ABL. Given the current strength of the RV market, particularly in North America, and the reopening of many of our independent dealers as well as many campground facilities, the current outlook is much clearer than it was at the end of March and early April. As a result, we have repaid the $250 million draw, and the available balance on our ABL was $396 million as of June 5, 2020.

"Additionally, during the quarter prior to the pandemic affecting our operations, we continued to pay down our acquisition-related Term Loan B ("TLB") debt. In March, we made payments of $45 million on our TLB. Life-to-date, payments on our acquisition-related debt of $2.2 billion totals approximately $543 million.

"We are confident our current liquidity and financial position will allow us to manage through near-term uncertainties that may arise within the RV market or the broader economy," added Zuhl.

Promoting the RV Lifestyle

The Company continues to invest in generating awareness for the RV lifestyle through engaging content and directing consumers to its operating companies for further research and to pursue purchasing options through our extensive dealer body. Thor also conducted and published the RV industry's first comprehensive report detailing North American RV consumer travel and purchase intent since the onset of the pandemic.

Outlook

Bob Martin said, "To be certain, the events of this quarter were unexpected and difficult, but our experienced team members and our highly variable cost model once again proved our ability to quickly navigate through uncertainty and generate positive financial results.

"Today, market indicators in North America are increasingly positive. Every North American dealer I have spoken to in the last few weeks has been very excited about the pace at which sales are picking up. Many of our dealers are reporting a significant improvement in sales from April to May and are excited about the sales potential for June and beyond. Because of this improved outlook and the relaxation of many stay-at-home restrictions, we began to restart production in the first week of May in North America. We have been successful in safely bringing our people back to work, and we are ramping-up production in a measured way in order to keep our team members safe and product quality high, while also fulfilling dealer orders as quickly as possible.

"In Europe, with over 1,200 dealer-partners in Germany and across the continent, our brands have one of the strongest dealer and service networks, and our long-term outlook for future growth in retail sales remains positive. More and more people are discovering RVs as a way to support their lifestyle of independence and individuality, as well as using the RV as a multi-purpose vehicle to escape urban life and explore outdoor activities and nature. While we are optimistic about the long-term growth of the RV market in Europe, the outlook for European RV retail sales for the remainder of the calendar year depends upon the economic conditions in the countries in which we do business.

"Since the end of our third fiscal quarter, our outlook for the balance of our fiscal year and the calendar year has markedly improved. We're seeing an influx of first-time buyers, which bodes well for the long-term health of the RV industry. When the COVID-19 pandemic started, we saw many people start to work at home. One new trend we are seeing is an evolution from 'work at home' to 'work from anywhere' as RV buyers use their new RVs as their office wherever they are, or wherever they want to be. Our channel checks tell us that many of our independent RV dealers are seeing a significant resurgence in their sales, and their inventory levels, which were already down 20% year-over-year, are further declining. Demand for our products is very strong. Our flexible business model gives us the ability to quickly ramp production in a focused way, and we will ramp production with three primary objectives: the safety of our team members, the quality of our products, and the speed of our production, in that order. We remain steadfast in our confidence in the long-term outlook for not only our business, but the entire RV industry, and we continue to look forward to a bright future." said Martin.

Supplemental Earnings Release Materials

Thor has provided a comprehensive question and answer document, as well as a PowerPoint presentation, relating to its quarterly results and other topics. To view these materials, go to http://ir.thorindustries.com.

About Thor Industries, Inc.

Thor is the sole owner of operating subsidiaries that, combined, represent the world's largest manufacturer of recreational vehicles. For more information on the Company and its products, please go to www.thorindustries.com.

Forward-Looking Statements

This release includes certain statements that are "forward-looking" statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are made based on management's current expectations and beliefs regarding future and anticipated developments and their effects upon Thor, and inherently involve uncertainties and risks. These forward-looking statements are not a guarantee of future performance. We cannot assure you that actual results will not differ materially from our expectations. Factors which could cause materially different results include, among others, the extent and impact of the coronavirus pandemic and various governmental mandates imposed due to the pandemic on retail customer demand, our independent dealers, our supply chain, our production and the resulting impact on our consolidated results of operations, financial position, cash flows and liquidity; the effect of raw material and commodity price fluctuations; raw material, commodity or chassis supply restrictions; the impact of tariffs on material or other input costs; the level and magnitude of warranty claims incurred; legislative, regulatory and tax law and/or policy developments including their potential impact on our dealers and their retail customers or on our suppliers; the costs of compliance with governmental regulation; legal and compliance issues including those that may arise in conjunction with recently completed transactions; lower consumer confidence and the level of discretionary consumer spending, especially in the wake of the coronavirus pandemic; interest rate fluctuations; the potential impact of interest rate fluctuations on the general economy and specifically on our dealers and consumers; restrictive lending practices; management changes; the success of new and existing products, services and production facilities; consumer preferences; the ability to efficiently utilize existing production facilities; the pace of acquisitions and the successful closing, integration and financial impact thereof; the potential loss of existing customers of acquisitions; our ability to retain key management personnel of acquired companies; a shortage of necessary personnel for production; the loss or reduction of sales to key dealers; disruption of the delivery of units to dealers; increasing costs for freight and transportation; asset impairment charges; cost structure changes; competition; the impact of potential losses under repurchase or financed receivable agreements; the potential impact of the strength of the U.S. dollar on international demand for products priced in U.S. dollars; general economic, market and political conditions in the various countries in which our products are produced and/or sold; the impact of changing emissions and other regulatory standards in the various jurisdictions in which our products are produced and/or sold; and changes to our investment and capital allocation strategies or other facets of our strategic plan. Additional risks and uncertainties surrounding the acquisition of Erwin Hymer Group SE ("EHG") include risks regarding the potential benefits of the acquisition and the anticipated operating synergies, the integration of the business, the impact of exchange rate fluctuations and unknown or understated liabilities related to the acquisition and EHG's business. These and other risks and uncertainties are discussed more fully in Item 1A of our Annual Report on Form 10-K for the year ended July 31, 2019 and Part II, Item 1A of our quarterly report on Form 10-Q for the period ended April 30, 2020.

We disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statements contained in this release or to reflect any change in our expectations after the date hereof or any change in events, conditions or circumstances on which any statement is based, except as required by law.

THOR INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME FOR THE
Three and Nine Months Ended April 30, 2020 and 2019
($000's except share and per share data) (Unaudited)

	Three Months Ended April 30,				Nine Months Ended April 30,
	2020	% Net Sales (1)	2019	% Net Sales (1)	2020	% Net Sales (1)	2019	% Net Sales (1)

Net sales	$1,681,735		$2,506,583		$5,843,653		$5,553,135

Gross profit	$205,633	12.2%	$292,430	11.7%	$770,850	13.2%	$641,282	11.5%

Selling, general and administrative expenses	128,147	7.6%	176,983	7.1%	478,968	8.2%	364,745	6.6%

Amortization of intangible assets	24,079	1.4%	25,259	1.0%	72,645	1.2%	50,376	0.9%

Impairment charges	—	—%	—	—%	10,057	0.2%	—	—%

Acquisition-related costs	—	—%	13,363	0.5%	—	—%	112,511	2.0%

Interest income (expense), net	(26,021)	(1.5)%	(32,962)	(1.3)%	(79,331)	(1.4)%	(31,800)	(0.6)%

Other income (expense), net	(6,157)	(0.4)%	(2,340)	(0.1)%	(5,123)	(0.1)%	(6,937)	(0.1)%

Income before income taxes	21,229	1.3%	41,523	1.7%	124,726	2.1%	74,913	1.3%

Income taxes	(1,555)	(0.1)%	10,085	0.4%	23,071	0.4%	34,939	0.6%

Net income	22,784	1.4%	31,438	1.3%	101,655	1.7%	39,974	0.7%

Less: net income (loss) attributable to non-controlling interests	(1,284)	(0.1)%	(1,246)	—%	(2,151)	—%	(1,246)	—%

Net income attributable to Thor Industries, Inc.	$24,068	1.4%	$32,684	1.3%	$103,806	1.8%	$41,220	0.7%

Earnings per common share
Basic	$0.44		$0.59		$1.88		$0.77
Diluted	$0.43		$0.59		$1.88		$0.77

Weighted-avg. common shares outstanding – basic	55,198,756		55,063,473		55,163,943		53,515,491
Weighted-avg. common shares outstanding – diluted	55,392,982		55,166,067		55,337,665		53,627,627

(1) Percentages may not add due to rounding differences

SUMMARY CONDENSED CONSOLIDATED BALANCE SHEETS ($000) (Unaudited)

	April 30, 2020		July 31, 2019			April 30, 2020	July 31, 2019
Cash and equivalents		$654,965	$451,262		Current liabilities	$1,266,270	$1,448,325
Accounts receivable, net	514,794		716,227		Long-term debt	1,965,981	1,885,253
Inventories, net	867,647		827,988		Other long-term liabilities	268,527	231,640
Prepaid expenses and other	51,372		41,880		Stockholders' equity	2,111,512	2,095,228
Total current assets	2,088,778		2,037,357
Property, plant & equipment, net	1,079,676		1,092,471
Goodwill	1,396,401		1,358,032
Amortizable intangible assets, net	888,258		970,811
Deferred income taxes and other, net	159,177		201,775
Total		$5,612,290	$5,660,446			$5,612,290	$5,660,446

Contact
Investor Relations:
Mark Trinske, Vice President of Investor Relations
mtrinske@thorindustries.com
(574) 970-7912